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                                                                    EXHIBIT 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS




We consent to incorporation by reference in the registration statements (Nos. 333-44645, 333-39888, and 333-15651) on Form S-8 of Advanced Fibre
Communications, Inc. of our report dated January 31, 2000, except as to notes 3 and 12a, which are as of February 9, 2000, and note 12b which is as of August 4, 2000, relating to the consolidated balance sheets of Advanced Fibre Communications, Inc. as of December 31, 1999 and 1998, the related consolidated statements of income, stockholders' equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report is included herein.


                                                                    /s/ KPMG LLP




San Francisco, California
September 19, 2000